Exhibit 99.1

PROXY SOLICITED BY THE NEUBERGER BERMAN PARTICIPANTS

2019 Annual Meeting of Stockholders of Verint Systems Inc.

[________] [•], 2019

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Verint Systems Inc.
Common Stock for the upcoming 2019 Annual Meeting of Stockholders

PLEASE REVIEW THE PROXY STATEMENT
AND VOTE TODAY IN ONE OF THREE WAYS

1.
Vote by Telephone -- Please call toll-free to the U.S. or Canada at: [•], on a TouchTone telephone. If outside the U.S. or Canada, call [•]. Please follow these simple instructions. You will be required to provide the unique control number printed below.

OR

2.
Vote by Internet -- Please access [•], and follow the simple instructions. Please note you must type an “s” after “http” and that you will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner
As if you had marked, signed and returned a proxy card

OR

3.
Vote by Mail -- If you do not wish to vote by telephone or over the Internet, pleased sign, date and return the proxy card in the envelope provided, or mail to: Neuberger Berman Investment Advisers LLC c/o [_____________________________] .

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE ▼

COMMON STOCK

⛝ Please mark your votes as in this example using dark ink only

THE NEUBERGER BERMAN PARTICIPANTS STRONGLY RECOMMEND THAT STOCKHOLDERS VOTE FOR EACH OF THE NEUBERGER BERMAN NOMINEES LISTED IN THE NEUBERGER BERMAN PARTICIPANTS’ PROPOSAL.

PROPOSAL 1 - To elect (01) Ms. Beatriz V. Infante (02) Mr. Oded Weiss and (03) Dr. Mark N. Greene (each, an “NB Nominee”) and the candidates who have been nominated by Verint to serve as directors other than Mr. Howard Safir, Mr. John Egan, and Mr. Richard Nottenburg for whom the Neuberger Berman Participants are NOT seeking authority to vote for and WILL NOT exercise any such authority.

FOR ALL NOMINEES ☐	WITHHOLD FROM ALL NOMINEES ☐	FOR ALL EXCEPT ☐

NOTE: If you do not wish your shares to be voted “FOR” a particular NB Nominee, mark the “FOR ALL EXCEPT” box and write the name(s) of the NB Nominee(s) that you do not support on the line below. Your shares will be voted for the remaining NB Nominee(s). You may also withhold authority to vote for one or more additional Verint nominee(s) by writing the name of the nominee(s) below. There is no assurance that any of Verint’s nominees will serve on the Board if any of the NB Nominees are elected to the Board.

THE NEUBERGER BERMAN PARTICIPANTS RECOMMEND THAT STOCKHOLDERS VOTE FOR PROPOSAL 2, AGAINST PROPOSAL 3, AND AGAINST PROPOSAL 4.

Proposal 2 - Ratification of the Company’s Selection of Independent Public Accounting Firm

FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 3 - Advisory Vote on the Compensation of Named Executive Officers

FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 4 - Approval of the Verint Systems Inc. 2019 Long-Term Stock Incentive Plan

FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy card, when properly executed, will be voted in the manner directed herein and authorizes the proxy holders to take action in their discretion upon other matters that may properly come before the 2019 Annual Meeting. If no direction is made, this proxy will be voted (i) “FOR” the NB Nominees and the directors nominated by Verint, other than Mr. Howard Safir, Mr. John Egan, and Mr. Richard Nottenburg, (ii) “FOR” Proposal 2, (iii) “AGAINST” Proposal 3 and (iv) “AGAINST” Proposal 4.